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EXHIBIT 10.4(2) FORM OF EMPLOYMENT AGREEMENT WITH SCOTT P. DICKEY DATED
                MARCH 28, 2001.


                              EMPLOYMENT AGREEMENT
                              --------------------

This EMPLOYMENT AGREEMENT is dated as of March 28, 2001 (this "Agreement"), by and between FOTOBALL USA, INC., a Delaware corporation (the "Company"), and Scott P. Dickey ("Executive").

                              W I T N E S S E T H :
                              ---------------------

         WHEREAS, the Company and Executive desire to enter into an employment relationship upon the terms set forth in this Agreement;

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

         1. Employment. (a) The Company hereby employs (the "Employment") Executive as the President and Chief Operating Officer of the Company. Executive shall have authority to control the day-to-day operations of the Company, subject to the general supervision, control and guidance of the Chief Executive Officer (the "CEO") and the Board of Directors of the Company (the "Board"). Executive hereby accepts the Employment and agrees to (i) render such executive services, (ii) perform such executive duties and (iii) exercise such executive supervision and powers to, for and with respect to the Company, as may be reasonably established by the CEO or the Board, for the period and upon the terms set forth in this Agreement. Other than the CEO, Executive shall be the most senior executive officer of the Company during the Term.

                (b) Executive shall devote substantially all of his business time and attention during the normal business day to the business and affairs of the Company consistent with his executive positions with the Company, except for vacations permitted pursuant to Section 3.5 and Disability (as defined in Section 6.2). This Agreement shall not be construed as preventing Executive from engaging in charitable and community affairs, or giving attention to his passive investments, provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement.

         2. Term. Except as otherwise specifically provided in Section 6 below, the term of this Agreement (the "Term") shall commence on April 2, 2001 and shall continue until April 1, 2003, subject to the terms and conditions of this Agreement.

         3.     Compensation.

                3.1. Base Salary. Executive shall be paid a base salary (the "Base Salary") at an annual rate of two hundred thousand dollars ($200,000), payable in equal payments at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis.

                3.2.    Bonus.

                        (a) General. In addition to the Base Salary, Executive shall be entitled to such bonus compensation ("Bonus Compensation") as may be determined on a calendar year basis from time to time by the Compensation Committee of the Board and subject to a budget to be agreed upon by the Board. The Bonus Compensation for each calendar year shall be paid by the Company to Executive no later than the date on which similar year-end bonuses are paid to other senior executive officers of the

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Company.

                        (b) First Calendar Year. The Company shall cause the Board to work with Executive to establish in good faith on or prior to May 1, 2001 a bonus compensation plan for Executive for the period from the date hereof through and including December 31, 2001 (the "First Year Plan Period"). Such plan shall provide for (a) "net income before taxes" targets (determined in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP")) at least three separate levels, which, if achieved by the Company during such period, would entitle Executive to Bonus Compensation of fifty percent (50%), seventy-five percent (75%) and one hundred percent (100%), respectively, of Base Salary earned by Executive during the First Year Plan Period and (b) minimum Bonus Compensation for Executive for such First Year Plan Period of $37,500.

                        (c) Subsequent Calendar Years. The Board shall establish a bonus compensation plan for senior executive officers of the Company (including, the Executive, the CEO, and the chief financial officer of the Company) for each calendar year on or prior to the commencement of such calendar year. Such plan shall provide for "net income before taxes" targets (determined in accordance with GAAP) at least three separate levels, which, if achieved by the Company during such period, would entitle Executive to Bonus Compensation of fifty percent (50%), seventy-five percent (75%) and one hundred percent (100%), respectively, of Base Salary earned by Executive during such calendar year.

                3.3.    Stock Options.

                (a) Upon the date hereof, the Company shall cause the issuance to Executive of non-qualified options (the "First Options") to purchase not less than 125,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company at a per share exercise price equal to the closing market price of the Common Stock on the date hereof on the Nasdaq Stock Market (the "Initial Closing Price"), subject to vesting pursuant to Section 3.3(c) hereof and subject to and in accordance with the terms of the 1998 Stock Option Plan of the Company or any successor stock option plan (the "Plan").

                (b) The Company shall cause the Board to recommend to the stockholders of the Company to approve the amendment (the "Amendment") of the Plan to allow the Company to issue options to purchase up to an aggregate of 175,000 shares of Common Stock to a Plan participant within one fiscal year at the meeting of stockholders of the Company to be held as soon as reasonably practicable (the "Stockholders Meeting").

                        (i) If stockholders approve the Amendment at the Stockholders Meeting, on the date of the Stockholders Meeting (the "Meeting Date"), the Company shall cause the issuance to Executive of non-qualified options (together with the First Options, the "Options") under the Plan to purchase up to an aggregate number of shares of Common Stock equal to the greater of (a) 25,000, and (b) 25,000, multiplied by a fraction, the numerator of which is the closing market price of the Common Stock on the Meeting Date on the Nasdaq Stock Market (the "Second Closing Price) and the denominator of which is the Initial Closing Price (the "Adjustment Fraction"), at a per share exercise price equal to the Second Closing Price, subject to vesting pursuant to
Section 3.3(c) hereof and subject to and in accordance with the terms of the Plan; provided, that, the Adjustment Fraction shall not exceed 2.

                        (ii) If stockholders do not approve the Amendment at the Stockholders Meeting, on the Meeting Date, the Company shall cause the issuance to Executive of the same number of non-qualified options as would be issuable under the Plan pursuant to clause (i) above as if stockholders approval was duly obtained, except that such options shall not be issued under the Plan (together with the

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First Options, the "Options"), and the Company shall provide Executive with unlimited "piggyback registration rights" on customary terms and conditions at the Company's expense. Such Options shall be subject to vesting pursuant to
Section 3.3(c) hereof and subject to and in accordance with the terms of the Plan.

                (c) Fifty percent (50%) of the Options shall vest on and be exercisable as of April 1, 2002, and the remaining Options shall vest on and be exercisable as of April 1, 2003. Such Options shall provide for "cashless" exercise rights. Executive's vested Options shall be exercisable for a period of ten years from the date of issuance. Upon termination of Executive's Employment with the Company or any of its affiliates, any unvested Options shall lapse, except as otherwise provided in Section 6 below, and Executive shall have ninety
(90) days from the date of termination in accordance with the terms of this Agreement to exercise any vested Options (one year in the case of termination by reason of death or Disability of Executive).

                3.4. Employee Benefits. In addition to the Base Salary and the Bonus Compensation, Executive shall be entitled (i) to receive the fringe benefits now or hereafter provided by the Company to its executive officers, including, but not limited to, life, hospitalization, surgical, major medical and disability insurance and sick leave, (ii) to be a full participant in all of the Company's other benefit plans, pension plans, retirement plans and profit-sharing plans which may be in effect from time to time or may hereafter be adopted by the Company, (iii) to all costs and expenses for the maintenance, including insurance, and operation of Executive's automobile; provided, however, that such costs and expenses shall not exceed $500 in any month, (iv) to a reasonable relocation allowance, payable by the Company upon receipt of appropriate substantiation of expenses and (v) to a housing allowance not to exceed $3,000 per month, payable by the Company during the first two (2) months of the Term.

                3.5. Vacation. During the Term, Executive shall be entitled to such vacation with pay during each calendar year of his Employment hereunder consistent with his position as an executive officer of the Company, but in no event less than three (3) weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term). Such vacation may be taken, in Executive's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Executive shall not be entitled to any additional compensation in the event that Executive, for whatever reason, fails to take such vacation during any year of his Employment hereunder. Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

         4. Indemnification. Executive shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses available from time to time under the laws of the State of Delaware.

         5. Expenses. During the Term, the Company shall reimburse Executive upon presentation of appropriate vouchers or receipts in accordance with the Company's expense reimbursement policies for executive officers, for all out-of-pocket business travel and entertainment expenses incurred or expended by Executive in connection with the performance of his duties under this Agreement.

         6.     Consequences of Termination of Employment.

                6.1. Death. In the event of the death of Executive during the Term, Executive's Employment hereunder shall be terminated as of the date of his death and Executive's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Executive (collectively, the "Estate") shall be paid, Executive's unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation for any fiscal year which has ended as of the date of



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such termination or which was at least one half (1/2) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation shall be pro-rated and all such Bonus Compensation payable as a result of this
Section 6.1 shall be otherwise payable as determined by the Compensation Committee of the Board, in its sole discretion. The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans.

                6.2. Disability. In the event Executive shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) (any of the foregoing shall be referred to herein as a "Disability") for a period of either
(i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Executive ten (10) days prior written notice. If Executive's Employment hereunder is so terminated, Executive shall be paid, in addition to payments under any disability insurance policy in effect, Executive's unpaid Base Salary through the month in which the termination occurs, plus Bonus Compensation on the same basis as is set forth in
Section 6.1 above.

                6.3. Termination of Employment of Executive by the Company for Cause.

                (a) Nothing herein shall prevent the Company from terminating Executive's Employment for Cause (as defined below). From and after the date of such termination, Executive shall no longer be entitled to receive Base Salary and Bonus Compensation and the Company shall no longer be required to pay premiums on any life insurance or disability policy for Executive. Any rights and benefits which Executive may have in respect of any other compensation or any employee benefit plans or programs of the Company, whether pursuant to Section 3.4 or otherwise, shall be determined in accordance with the terms of such other compensation arrangements or plans or programs. The term "Cause," as used herein, shall mean that: (i) Executive shall embezzle funds or misappropriate other property of the Company or any subsidiary; or (ii) Executive shall willfully disobey a lawful directive of the CEO or the Board, whether through commission or omission; or (iii) Executive shall breach this Agreement in a material manner or engage in fraudulent conduct as regards the Company.

                (b) The Company shall provide Executive with written notice stating that it intends to terminate Executive's Employment for Cause under this
Section 6.3 and specifying the particular act or acts on the basis of which the Board intends to so terminate Executive's Employment. Executive shall then be given the opportunity, within fifteen (15) days of his receipt of such notice, to have a meeting with the Board to discuss such act or acts (other than with respect to an action described in Section 6.3(a)(i) above as to which the Board may immediately terminate Executive's Employment for Cause. Other than with respect to an action described in Section 6.3(a)(i) above, Executive shall be given seven (7) days after his meeting with the Board to take reasonable steps to cease or correct the performance (or nonperformance) giving rise to such written notice. In the event the Board determines that Executive has failed within such seven-day period to take reasonable steps to cease or correct such performance (or nonperformance), Executive shall be given the opportunity, within ten (10) days of his receipt of written notice to such effect, to have a meeting with the Board to discuss such determination. Following that meeting, if the Board believes that Executive has failed to take reasonable steps to cease or correct his performance (or nonperformance) as above described, the Board may thereupon terminate the Employment of Executive for Cause.

                6.4. Involuntary Termination. In the event the Company terminates Executive's Employment hereunder, other than for Cause or on account of death or Disability, or Executive terminates his Employment hereunder for Good Reason, the Company shall promptly pay Executive a lump sum payment equal to Executive's unpaid Base Salary for the remainder of the Term hereof and all

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Options shall automatically become fully vested and exercisable. For purposes of this Agreement, "Good Reason" shall be deemed to exist if: (1) Executive is assigned any duties inconsistent in any respect with Executive's position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to such assignment or any other action of the Company which results in a diminishment in such position, authorities, duties, or responsibilities, (2) the Company requiring Executive to be based at a location outside of Southern California, or
(3) a breach by the Company of its obligations hereunder after notice in writing from Executive and a reasonable opportunity for the Company to correct such conduct.

         7.     Confidential Information.

                7.1. Executive covenants and agrees that he will not at any time, either during the Term or thereafter, use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company; provided, however, that Confidential Information shall not include any information which
(x) is known generally to the public other than as a result of unauthorized disclosure by Executive, (y) becomes available to the Executive on a non-confidential basis from a source other than the Company or (z) was available to Executive on a non-confidential basis prior to its disclosure to Executive by the Company. It is specifically understood and agreed by Executive that any Confidential Information received by Executive during his Employment by the Company is deemed Confidential Information for purposes of this Agreement. In the event Executive's Employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

                7.2. Executive and the Company agree that this covenant regarding Confidential Information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenant contained in this Section 7 would irreparably injure the Company. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction, without the necessity of obtaining a bond or other security, against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 7.

         8.     Non-Solicitation.

                8.1. During the Term and for a period of six (6) months following the termination of this Agreement, Executive agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Executive shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six (6) months immediately preceding such date of hiring or solicitation.

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                8.2.    Executive and the Company agree that the covenants of
non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Executive agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction, without the necessity of obtaining a bond or other security, against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

         9.     Notices.        All notices and other communications hereunder
shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

If to the Company, to:              Fotoball USA, Inc.
                                    6740 Cobra Way
                                    San Diego, California  92121
                                    Telecopy: (858) 909-9901
                                    Attention: Chief Executive Officer

If to Executive, to:                Mr. Scott Dickey

                                    ---------------------

                                    ---------------------
                                    Telecopy:
                                              -----------

         10. Entire Agreement. This Agreement and the Plan (as amended by the Amendment) contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.

         11. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Executive. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or Common Stock of the Company.

         12. No Assignment. Except as contemplated by Section 11 above, this Agreement shall not be assignable or otherwise transferable by either party.

         13. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Executive and by a duly authorized officer of the Company (other than Executive). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

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         14.    Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

         15. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

         16. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

         17. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.


                                            FOTOBALL USA, INC.


                                            By: /s/ Michael Favish
                                                --------------------------------
                                            Name: Michael Favish
                                            Title: Chairman and Chief Executive
                                                   Officer


                                            /s/ Scott P. Dickey
                                            ------------------------------------
                                            Scott P. Dickey